AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.,

GARDEN MS CO.,

FORWARDTHINK GROUP INC.,

Each of the PRINCIPALS

and

ROBERT SHINBROT, as the REPRESENTATIVE

Dated as of February 10, 2014

	TABLE OF CONTENTS

Article I. DEFINITIONS		1
1.01.	Definitions.	1
Article II. THE MERGER		12
2.01.	The Merger.	12
2.02.	Plan of Merger.	13
2.03.	Effective Time.	13
2.04.	Effect of the Merger.	13
2.05.	Certificate of Incorporation.	13
2.06.	Bylaws.	13
2.07.	Officers and Directors.	14
2.08.	Conversion of Merger Sub Stock.	14
2.09.	Closing of Transfer Books.	14
2.10.	Conversion of the Company Stock; Payment of Consideration.	14
2.11.	Working Capital Determination.	16
2.12.	Dispute Resolution.	19
2.13.	Escrowed Consideration.	19
2.14.	Fractional Shares.	19
2.15.	Closing Deliveries.	20
Article III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND PRINCIPALS		21
3.01.	Organizational Matters.	21
3.02.	Capital Structure.	22
3.03.	Authority and Due Execution.	23
3.04.	Non-Contravention and Consents.	23
3.05.	Financial Statements.	24
3.06.	Indebtedness.	24
3.07.	Litigation.	25
3.08.	Taxes.	25
3.09.	Title to Property and Assets.	27
3.10.	Intellectual Property.	28
3.11.	Accounts Receivable.	30
3.12.	Compliance; Permits.	31
3.13.	Brokers' and Finders' Fees.	31
i

3.14.	Restrictions on Business Activities.	31
3.15.	Employment Matters.	31
3.16.	Employee Benefit Plans.	32
3.17.	Environmental Matters.	35
3.18.	Material Contracts.	35
3.19.	Insurance.	36
3.20.	Transactions with Related Parties.	36
3.21.	Books and Records.	36
3.22.	Absence of Changes.	36
3.23.	Product Warranties; Services.	37
3.24.	Customers and Suppliers.	37
3.25.	Disclosures.	37
Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38
4.01.	Organization, Standing and Power.	38
4.02.	Authority.	38
4.03.	Non-Contravention and Consents.	38
4.04.	Litigation.	39
4.05.	Parent Common Stock.	39
4.06.	Brokers' and Finders' Fees.	39
4.07.	Reports.	39
4.08.	Disclosures.	39
Article V. COVENANTS		40
5.01.	Regulatory Matters.	40
5.02.	Securities Matters.	40
5.03.	Tax Matters.	41
5.04.	Tax Documentation.	44
5.05.	The Company Employees and Independent Contractors.	44
5.06.	Employee Benefit Plans.	44
5.07.	Publicity.	45
5.08.	Indemnification.	45
5.09.	Stock Restriction Agreements.	46
5.10.	Tail Insurance.	46
5.11.	Termination of Stockholders' Agreement.	46
Article VI. INDEMNIFICATION		46
6.01.	Agreement to Indemnify.	46
ii

6.02.	Survival of Indemnity.	47
6.03.	Additional Provisions.	47
6.04.	Claim Notice; Definitions; Third Party Claim Procedures.	49
Article VII. REPRESENTATIVE		50
7.01.	Authorization of the Representative.	50
7.02.	Compensation; Exculpation; Indemnity.	52
Article VIII. GENERAL PROVISIONS		53
8.01.	Notices.	53
8.02.	Interpretation.	54
8.03.	Counterparts and Facsimile Execution.	54
8.04.	Entire Agreement.	55
8.05.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	55
8.06.	Severability.	56
8.07.	Assignment.	56
8.08.	Expenses.	56
8.09.	Extension; Waiver.	56
8.10.	Amendment.	56

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 10, 2014, by and among Perficient, Inc., a Delaware corporation ("Parent"), Garden MS Co., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), ForwardThink Group Inc., a Delaware corporation (the "Company"), each of the Principals (as defined below) and Robert Shinbrot, in his capacity as Representative (the "Representative").
WHEREAS, Parent, Merger Sub and the Company have determined to engage in a strategic business combination;
WHEREAS, effective at Closing (as defined below), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly-owned subsidiary of Parent (the "Merger");
WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Sub) and Merger Sub have each approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, the Stockholders (as defined below) holding a number of shares of the outstanding capital stock of the Company sufficient to approve the Merger have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and
WHEREAS, Parent, Merger Sub, the Principals and the Company desire to make certain representations, warranties and covenants in connection with the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article I.

DEFINITIONS

1.01.            Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

"Accounts Receivable" means any and all accounts receivable and notes receivable of or amounts owing or payable to the Company, together with all completed but unbilled services related to the Company's work in progress, all as of the Closing Date.
"Acknowledgement and Release" shall mean that Acknowledgement and Release set forth on Exhibit A.
"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

"Agreement" has the meaning set forth in the Preamble.
"Allocation Statement" has the meaning set forth in Section 5.03(j).
"Applicable Laws" means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or the Company believes is reasonably likely to have, jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.
"Applicable Percentage" means, with respect to each Principal, a percentage equivalent of a fraction, the numerator of which is the aggregate number of Outstanding Common Shares held by such Principal at Closing and the denominator of which is the aggregate number of all Outstanding Common Shares held by all Principals at Closing.
"Arbitrating Accountant" has the meaning set forth in Section 2.12.
"Backlog" means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP.
"Certificate" means a certificate representing Outstanding Common Shares held by the respective Stockholder.
"Certificate of Merger" has the meaning set forth in Section 2.03.
"Charter Documents" has the meaning set forth in Section 3.01(b).
"Claim Notice" has the meaning set forth in Section 6.04(a).
"Closing" has the meaning set forth in Section 2.03.
"Closing Cash Payment" means the Total Cash Merger Consideration plus the Total Closing Option Payout.
"Closing Date" has the meaning set forth in Section 2.03.
"Closing Date Dispute Notice" has the meaning set forth in Section 2.11(b).
"Closing Date Statement" has the meaning set forth in Section 2.11(b).
"Closing Option" means a Continuing Employee Closing Option or a Non-Continuing Employee Closing Option.
"Closing Recipient" means a Securityholder to whom a portion of the Total Consideration is payable at Closing.
"Code" means the United States Internal Revenue Code of 1986, as amended; provided that all references to the Code, U.S.  Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

"Commercially Reasonable Efforts" means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.
"Company" shall have the meaning set forth in the Preamble.
"Company Benefit Plans" has the meaning set forth in Section 3.16(a).
"Company Common Stock" means the common stock of the Company, par value of $0.001 per share.
"Company Disclosure Schedule" has the meaning set forth in ARTICLE III.
"Company Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Company, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy or industry generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) the Company's compliance with the terms of this Agreement.
 "Company Options" mean those outstanding options, whether vested or unvested, to purchase Company Common Stock as set forth on Schedule 3.02(d).
"Company's GAAP" means United States generally accepted accounting principles as consistently applied by the Company.
"Confidential Information" has the meaning set forth in Section 3.10(h).
"Confidentiality and Intellectual Property Assignment Agreement" means the Confidentiality and Intellectual Property Assignment Agreement in the form attached as Exhibit B.
"Consents" means all consents and approvals of third parties or Governmental Entities, in each case that are necessary to consummate the transactions contemplated hereby.
"Continuing Employee Closing Option" means a Company Option held by a Continuing Employee that has vested and is exercisable in accordance with its terms immediately prior to the Effective Time or will vest and become exercisable in accordance with its terms not more than six months after the Effective Time.
"Continuing Employees" has the meaning set forth in Section 5.05.

"Continuing Independent Contractors" has the meaning set forth in Section 5.05.
"Contract" means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the Company is a party or by which the Company, or any of its properties or assets, is bound.
"Contractor Services Agreement" means the Contractor Services Agreement to be entered into by and between Parent and each of the Continuing Independent Contractors, in the form attached as Exhibit C.
"Damages" means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys' fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 6.02 and 6.03; provided that "Damages" shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Parent, Merger Sub, the Surviving Corporation, the Company or a Principal, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which Parent, the Representative and the Principals shall use their Commercially Reasonable Efforts to pursue, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.
"DGCL" means the General Corporation Law of the State of Delaware.
"Determination" has the meaning set forth in Section 5.03(j).
"Effective Date" has the meaning set forth in Section 2.03.
"Effective Time" has the meaning set forth in Section 2.03.
"Employee Benefit Plan" means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of the Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
"Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

"Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.
"Environmental Law" means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C.  6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.  § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C.  § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C.  § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C.  § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C.  § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C.  § 651 et seq., as amended.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any subsidiary or other entity that would be considered a single employer with the Company or a subsidiary within the meaning of Section 414 of the Code.
"Escrow Account" has the meaning set forth in the Escrow Agreement.
"Escrow Agent" means U.S. Bank National Association.
"Escrow Agreement" means the Escrow Agreement to be entered into among Parent, the Representative and the Escrow Agent, in the form attached hereto as Exhibit D, with such modifications as may be reasonably acceptable to Parent and the Representative, as requested by the Escrow Agent.
"Escrow Distribution" means the amount of any distribution out of the Escrow Account to the Principals.
"Escrowed Stock" means that number of shares of Parent Common Stock equal to the quotient of $6,900,000, divided by the Parent Stock Per Share Price as of the Closing Date, rounded to the nearest whole share and issued pro rata and in the names of the Principals.
"Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.11(a).
"Estimated Net Working Capital" has the meaning set forth in Section 2.11(a).
"Estimated Statement" has the meaning set forth in Section 2.11(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.
"Fiduciary" has the meaning set forth in Section 3(21) of ERISA.
"Financial Statements" has the meaning set forth in Section 3.05(a).

"Fundamental Representations" has the meaning set forth in Section 6.01(a).
"GAAP" means U.S. generally accepted accounting principles.
"Governmental Entity" means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
"Hazardous Material" means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (i) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of "hazardous substance," "hazardous material," "hazardous waste," "solid waste," "toxic waste," "extremely hazardous substance," "toxic substance," "contaminant," "pollutant," or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (iii) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.
"Holdback Amount" has the meaning set forth in Section 2.11(a).
"Indebtedness" without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (iii) all obligations of the Company to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (v) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.
"Indemnified Party" means a Person who is entitled to indemnification pursuant to ARTICLE VI.
"Indemnifying Party" means a Person hereto who is required to provide indemnification under ARTICLE VI.

"Intellectual Property" means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.
"Lease Agreements" has the meaning set forth in Section 3.09(b).
"Leased Real Property" has the meaning set forth in Section 3.09(b).
"Letter of Transmittal" means the Letter of Transmittal in the applicable form attached as Exhibits E-1 and E-2.
"Licensed Software" has the meaning set forth in Section 3.10(b).
"Lien" or "Liens" means any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.
"Material Contract" means any of the following:
(i)
Any Contract that requires or may require future expenditures by the Company in excess of $50,000 per calendar year or that might result in payments to the Company in excess of $50,000 per calendar year;

(ii)	Any Contract to which the Company is a party that is not terminable without penalty on notice of 60 days or less;
(iii)	Each Lease Agreement and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company);
(iv)
Any Contract with the Securityholders or any Principal, director or officer of the Company, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person;

(v)	Any Contract relating to the Intellectual Property of the Company, any Third Party Intellectual Property Rights or any Confidential Information;
(vi)
Any Contract containing any covenant (x) limiting the right of the Company to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii)
Any Contract between the Company and any current or former employee, consultant or director of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events);

(viii)	Any Contract that requires a consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; or
(ix)	Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.
"Merger" has the meaning set forth in the Recitals.
"Merger Sub" has the meaning set forth in the Preamble.
"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.
"Net Working Capital" means the amount equal to (i) cash held by the Company, Accounts Receivable (net of allowances for doubtful accounts and returns) and prepaid expense assets of the Company, less (ii) the liabilities of the Company, all as reflected on the Estimated Statement, as finally determined by the Closing Date Statement or pursuant to the procedures set forth in Section 2.12, excluding any liability associated with the acceleration of a Closing Option in accordance with this Agreement.
"Net Working Capital Threshold Amount" means $1,805,963.

"Non-Continuing Employee Closing Option" means a Company Option held by a Person other than a Continuing Employee, whether vested or unvested immediately prior to the Effective Time.
"Non-Control Party" has the meaning set forth in Section 6.04(b).
"Option Holder" means each holder of Company Options, as set forth on Schedule 3.02(d).
"Other Holder" means a Stockholder other than the Principals.
"Outstanding Common Share" or "Outstanding Common Shares" has the meaning set forth in Section 2.10(a).
"Owned Software" has the meaning set forth in Section 3.10(b).
"Parent" has the meaning set forth in the Preamble.
"Parent Common Stock" means the Parent's common stock, par value $0.001 per share.
"Parent Disclosure Schedule" has the meaning set forth in ARTICLE IV.
"Parent Indemnification Basket" has the meaning set forth in Section 6.01(a).
"Parent Indemnified Person" has the meaning set forth in Section 6.01(a).
"Parent Indemnified Taxes" means any and all Taxes without duplication, (1) imposed on the Company or the Surviving Corporation or for which the Company, or the Surviving Corporation may be liable for any Pre-Closing Period and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 5.03), (2) resulting from the breach of the representations and warranties set forth in Section 3.08 (determined without regard to any materiality or knowledge qualifiers) or covenants set forth in Section 5.03, (3) that are the employer's portion of social security, Medicare, unemployment or other employment Taxes due as a result of any payments made to the Securityholders pursuant to this Agreement, (4) that are Transfer Taxes for which the Securityholders are responsible pursuant to Section 5.03, (5) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of the liability of the Company or the Surviving Corporation pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, or (6) for which the Company may be liable as transferee or successor, by contract or otherwise.  Notwithstanding the foregoing, "Parent Indemnified Taxes" shall not include any Tax that was included as a liability or otherwise taken into consideration in the computation of Net Working Capital as finally determined based upon the Closing Date Statement.
"Parent SEC Filings" has the meaning set forth in Section 4.07.
"Parent Stock Per Share Price" means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

"Parent's GAAP" means United States generally accepted accounting principles as consistently applied by Parent.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Permits" means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Company's business, other than qualifications to do business as a foreign corporation.
"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
"Personal Property" means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by the Company and which are used or held for use in its business or operations as of the Closing Date.
"Post-Closing Option" means a Company Option other than a Closing Option.
"Pre-Closing Period" means any taxable period that ends on or before the Closing Date.
"Pre-Closing Tax Returns" has the meaning set forth in Section 5.03(a).
"Principal Indemnitees" has the meaning set forth in Section 6.01(b).
"Principals" means Robert Shinbrot, Nicholas Trentalange, Hemant Jaiswal, Jeffrey Davidson and Sanjay Balan.
"Pro Rata Closing Payment Ratio" means, with respect to each Closing Recipient, the quotient of (i) the dollar amount of the Total Consideration payable to such Closing Recipient at Closing, divided by (ii) the total dollar amount of the Total Consideration payable to all Closing Recipients at Closing.
"Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.
"Real Property" means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by the Company and which are used or held for use in its business or operations as of the Closing Date.
"Representative" has the meaning set forth in the Preamble.
"Related Party Transactions" has the meaning set forth in Section 3.20.

"SEC" has the meaning set forth in Section 4.07.
"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Securityholders" means the Stockholders and the Option Holders.
"Software" has the meaning set forth in Section 3.10(b).
"Stock Restriction and Non-Compete Agreement" means the agreements to be executed and delivered by each Principal in the form attached as Exhibit F.
"Stockholders" means the holders of all outstanding Company Common Stock, as listed on Schedule 3.02(a)(ii).
"Straddle Period" means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
"Surviving Corporation" has the meaning set forth in Section 2.01.
"Tax" and "Taxes" means (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign and whether disputed or not, and (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by contract or otherwise.
"Tax Authority" means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
"Tax Items" has the meaning set forth in Section 3.08(a).
"Tax Proceeding" has the meaning set forth in Section 5.03(d).
"Tax Reporting Documentation" has the meaning set forth in Section 5.04.
"Tax Return" means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes including any schedules or attachments thereto or any amendment thereof.

"Third Party Claim" means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties to this Agreement, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
"Third Party Intellectual Property Rights" has the meaning set forth in Section 3.10(c).
"to the knowledge of the Company and the Principals" has the meaning set forth in ARTICLE III.
"to the knowledge of the Parent" has the meaning set forth in ARTICLE IV.
"Total Cash Merger Consideration" means $24,741,887.94, subject to adjustment pursuant to Section 2.11.

"Total Closing Option Payout" means the amount in cash equal to $1,924,776.37, subject to adjustment pursuant to Section 2.11, paid to the holders of Closing Options pursuant to Section 2.10(c).
"Total Consideration" means the dollar value of the sum of: (i) the Total Merger Consideration, (ii) the Total Closing Option Payout and (iii) the Total Employee Forfeiture Payout.
"Total Employee Forfeiture Payout" means the amount in cash equal to $924,392.69, less any payments made to Continuing Employees in accordance with Section 2.10(d), payable to the Closing Recipients pursuant to Section 2.10(e).
"Total Merger Consideration" means the sum of Total Cash Merger Consideration plus the dollar value, based on the Parent Stock Per Share Price as of the Closing Date, of the Total Stock Merger Consideration.
"Total Stock Merger Consideration" means that number of shares of Parent Common Stock equal to the quotient of $16,156,009.80, divided by the Parent Stock Per Share Price as of the Closing Date, rounded to the nearest whole share, and as adjusted pursuant to Section 2.11.
"Transaction Documents" means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.
"Transfer Taxes" has the meaning set forth in Section 5.03(h).
Article II.

THE MERGER

2.01.            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL.  Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.  The corporate existence of the Company, with all its purposes, rights, privileges, franchise powers and objects shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

2.02.            Plan of Merger. This Agreement shall constitute an agreement and plan of merger for purposes of the DGCL.

2.03.            Effective Time. Immediately after the execution of this Agreement, the Company and Merger Sub shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware.  The Merger shall become effective on the date (the "Effective Date" or the "Closing Date") and at the later of such time (the "Effective Time") as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in such Certificate of Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place remotely via the exchange of documents and signatures on the date hereof or at such other time and place as the parties may mutually agree.

2.04.            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

2.05.            Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "ForwardThink Group Inc.", and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

2.06.            Bylaws.  At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to "ForwardThink Group Inc.", and as so amended such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

2.07.            Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time.

2.08.            Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation, and after the Effective Time, Parent shall be the holder of all the issued and outstanding shares of common stock of the Surviving Corporation.

2.09.            Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Common Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Common Shares, except as otherwise provided for in this Agreement or by Applicable Law.

2.10.            Conversion of the Company Stock; Payment of Consideration.

(a)                        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, each issued and outstanding share of Company Common Stock (collectively, the "Outstanding Common Shares") shall be canceled and extinguished and shall automatically convert into, subject to the terms and conditions set forth in this Agreement, the right to receive the payments set forth in Section 2.10(b) (subject to adjustment as set forth in Section 2.11 among the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio).  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(b)            Merger Consideration.  The Total Merger Consideration shall be paid and delivered as follows:
(i)
Principals' Consideration. On the date immediately following the Closing Date, Parent shall deliver or cause to be delivered to each of the Principals that delivers to Parent with respect to the shares of Company Common Stock held by such Principal, a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal):

            (x) cash in an amount equal to that amount set forth next to such Principal's name on Schedule 2.10(b)(i) (subject to adjustment as set forth in Section 2.11 among the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio); and

(y) the number of shares of Parent Common Stock set forth next to the Principal's name on Schedule 2.10(b)(i).
(ii)
Other Holder Consideration.  After the Closing, Parent shall promptly deliver or cause to be delivered to each Other Holder that delivers to Parent with respect to the shares of Company Common Stock held by such Other Holder, a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal), cash in an amount equal to that amount set forth next to such Other Holder's name on Schedule 2.10(b)(ii) (subject to adjustment as set forth in Section 2.11 among the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio).

(iii	Escrowed Consideration. Parent shall deposit or cause to be deposited with the Escrow Agent certificates representing the Escrowed Stock as specified on Schedule 2.10(b)(iii).
(iv)
Net Working Capital Adjustment.  The Total Merger Consideration paid will be adjusted as set forth in Section 2.11 among the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio.

(c)            Total Closing Option Payment.  At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Closing Option, as set forth on Schedule 2.10(c), that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled and converted into the right to receive a payment in cash in U.S. Dollars at the Effective Time equal to the dollar amount set forth next to such Option Holder's name on Schedule 2.10(c) (subject to adjustment as set forth in Section 2.11 among the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio).  Parent shall not be required to deliver any such payment to an Option Holder until such holder delivers to Parent a completed and duly executed Acknowledgement and Release with respect to the Company Options held by such holder.

(d)            Continuing Employee Payments. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Post-Closing Option held by a Continuing Employee, as set forth on Schedule 2.10(d), that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled and converted into the right to receive a payment in accordance with, and subject to the conditions of, this Section 2.10(d). Reasonably promptly after each date set forth on Schedule 2.10(d),  Parent shall deliver or cause to be delivered to the applicable Option Holder cash in an amount equal to that amount set forth next to such holder's name on Schedule 2.10(d) with respect to such date;  provided, however, that such holder shall not be entitled to any payment hereunder unless: (i) such holder remains employed by the Surviving Corporation or Parent as of the date of such payment and (ii) such holder delivers to Parent a completed and duly executed Acknowledgement and Release with respect to the Post-Closing Options held by such holder. None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any obligation to continue to employ any Option Holder as a result of  this Section 2.10(d) and this Section 2.10(d) shall have no effect on the at-will employment of any Continuing Employee.

(e)            Total Employee Forfeiture Payout. On or prior to May 5, 2017, Parent shall distribute the Total Employee Forfeiture Payout to the Closing Recipients pro rata in accordance with their respective Pro Rata Closing Payment Ratio. Any additional payment pursuant to this Section 2.10(e) shall adjust the consideration received by each Closing Recipient pro rata by its respective Pro Rata Closing Payment Ratio multiplied by the Total Employee Forfeiture Payout.

(f)            Withholding.  Each of Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to the Securityholders pursuant to this Agreement any amounts required to be deducted and withheld by it under any provision of federal, foreign, state or local Tax law.  If any of Parent, Merger Sub, the Company and the Surviving Corporation so withholds amounts, such amount will be paid to the applicable taxing authority on behalf of any such Securityholder, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder from whom such deduction or withholding and payment to a taxing authority was made.

(g)            Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.10(a), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive Total Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Total Merger Consideration in accordance with Sections 2.10(a) and (b), without interest thereon, upon surrender of such Certificates (as hereinafter defined) formerly representing such shares pursuant to Section 2.10(b).

2.11.            Working Capital Determination.

(a)            Prior to the Closing Date, the Company prepared and delivered to Parent (i) an estimated balance sheet of the Company as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Parent (the "Estimated Closing Date Balance Sheet") and (ii) a calculation and statement of its estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Date Balance Sheet (the "Estimated Statement").  The Company prepared the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement were determined in accordance with Parent's GAAP subject to Parent's good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the "Estimated Net Working Capital") is less than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided that such amount (the "Holdback Amount") shall be held back by Parent until such time as the Net Working Capital is finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.12 below.  Any adjustment pursuant to this Section 2.11 shall adjust the consideration received by each Closing Recipient pro rata by its respective Pro Rata Closing Payment Ratio multiplied by the total adjustment amount.

(b)            As soon as practicable, but in no event later than 120 days following the Closing Date, Parent will prepare and deliver to the Representative a calculation and statement of the Net Working Capital as of the Closing Date (the "Closing Date Statement").  Parent will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with Parent's GAAP.  To the extent the Closing Date Statement varies from the Estimated Statement, Parent will furnish the Representative with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances.  The Representative agrees to cooperate with Parent in the preparation of the Closing Date Statement, including providing Parent with supporting or back-up schedules and documentation reasonably requested by Parent.  After delivery of the Closing Date Statement, the Representative and his designees shall be granted reasonable access by Parent to the books, records and personnel of Parent and Surviving Corporation for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement.  The Representative may submit to Parent, not later than 30 days from the receipt of the Closing Date Statement from Parent, a list of any components of the Closing Date Statement with which the Representative disagrees, if any (a "Closing Date Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.12.  If the Representative does not issue a Closing Date Dispute Notice on or prior to such date, the Closing Date Statement, as supplied to the Representative, shall be deemed to have been accepted and agreed to by, and shall be final and binding on, the parties to this Agreement.

(c)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.12, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Parent.  If the amount of such deficiency owed to Parent is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to the Closing Recipients pro rata by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Parent by the Representative.  In the event that the Holdback Amount, if any, is insufficient to satisfy the amount of such deficiency, then the number of shares of Escrowed Stock equivalent to the amount of such deficiency shall be released promptly from the Escrow Account and paid to Parent.  The Representative covenants and agrees to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.11.

(d)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.12, as applicable, is greater than the Estimated Net Working Capital, then Parent shall release the Holdback Amount, if any, and the Closing Cash Payment will be further increased by the amount, if any, by which (i) the Net Working Capital less the Estimated Net Working Capital exceeds (ii) the Holdback Amount, and Parent shall promptly pay such excess, if any, to the Closing Recipients pro rata by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Parent by the Representative.

2.12.            Dispute Resolution.  In the event a Closing Date Dispute Notice is timely delivered to Parent by the Representative, Parent and the Representative shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute.  If, at the end of such period, Parent and the Representative do not resolve such items of dispute, Parent and the Representative shall promptly select a mutually agreeable accounting firm with whom Parent and the Representative have no significant prior relationship to review the Closing Date Dispute Notice.  In the event Parent and the Representative cannot agree upon an accounting firm, they shall choose an accounting firm by draw from a group of four nationally recognized accounting firms (two selected by Parent and two selected by the Representative) that have no material relationship to Parent, the Representative or any of the Principals (such accounting firm chosen by mutual agreement or by draw shall be referred to as the "Arbitrating Accountant").  The Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function. The determination by the Arbitrating Accountant applying the procedures described herein shall be final, binding, and conclusive on Parent and the Representative and judgment may be entered thereon in a court of competent jurisdiction. Parent and the Representative shall make their respective submissions to the Arbitrating Accountant within 30 days after selecting such firm pursuant to this Section 2.12.  Parent and the Representative shall use Commercially Reasonable Efforts to cause the Arbitrating Accountant to make its determination within 30 days after accepting its selection.  The fees and expenses of the Arbitrating Accountant shall be shared by Parent and the Representative as follows: of the aggregate amount in dispute, if the Arbitrating Accountant adopts Parent's position absolutely, the Closing Recipients shall pay all such fees and expenses, and if the Arbitrating Accountant adopts the Representative's position absolutely, Parent shall pay all such fees and expenses. If the Arbitrating Accountant adopts a compromise between the two positions, then Parent and the Closing Recipients shall share the fees and expenses in inverse proportion to the relative success of each party, with the more successful party bearing a proportionately smaller share of the fees and expenses.  In addition, if the Arbitrating Accountant adopts one of the party's position absolutely, the other party shall pay all reasonable costs and expenses (including attorneys and accountants fees) incurred by the prevailing party related to or arising from the resolution of the Closing Date Dispute Notice. If the Arbitrating Accountant adopts a compromise between the two parties positions, then each party shall be responsible for its own costs and expenses related to or arising from the resolution of the Closing Date Dispute Notice.

2.13.            Escrowed Consideration.  On or prior to the Closing, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement.  One-half of all Escrow Agent fees and expenses  will be paid by Parent and one-half will be paid by the Representative. At Closing pursuant to Section 2.10(b)(iii), Parent shall deposit the Escrowed Stock with the Escrow Agent to be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE VI.  The Escrowed Stock shall be used solely to satisfy Damages, if any, for which the Parent Indemnified Persons are entitled to indemnification pursuant to ARTICLE VI, including any payment obligations set forth in Section 2.11.  The Principals' interest in, and distributions from, the Escrow Account shall be determined and made pursuant to, such Principal's Applicable Percentage.

2.14.            Fractional Shares.  In lieu of fractional shares of Parent Common Stock, Parent shall deliver or cause to be delivered to each Principal at the time Parent delivers any shares of Parent Common Stock, cash in an amount equal to any fractional share of Parent Common Stock, if any, deliverable to such Principal multiplied by the Parent Stock Per Share Price as of the payment date.

2.15.            Closing Deliveries.

(a)                Closing Deliveries of Parent.  At the Closing, Parent shall deliver or cause to be delivered the Escrowed Stock to the Escrow Agent and shall deliver to the Closing Recipients all of the following:
(i)            the payment and delivery of the Total Merger Consideration as provided in Section 2.10(b) to the Closing Recipients who have met the delivery requirements of Section 2.10(b);
(ii)            the payment of the Total Closing Option Payout as provided in Section 2.10(c) to the holders of Closing Options who have met the delivery requirements of Section 2.10(c);
(iii)            the Certificate of Merger, executed by Parent;
(iv)            the Escrow Agreement, executed by Parent;
(v)            the Stock Restriction and Non-Compete Agreements with each of the Principals, executed by Parent; and
(vi)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Parent under this   Agreement.
(b)            Closing Deliveries of the Company.  At the Closing, the Company shall deliver to Parent all of the following:
(i)            the Certificate of Merger, executed by the Company;
(ii)            the Escrow Agreement, executed by the Representative;
(iii)            the Stock Restriction and Non-Compete Agreements for, and executed by, each of the Principals;
(iv)            a tail insurance policy under the Company's errors and omissions policy, in form and amounts agreed to by Parent;
(v)            resignations of each officer and director of the Company;
(vi)            an officer's certificate certifying the Company's bylaws and the approval of the Company's Board of Directors and Stockholders of the execution, delivery and performance of this   Agreement and the Transaction Documents;

(vii)            a completed certificate of non-foreign status of each of the Principals meeting the requirements of Treasury Regulation § 1.1445-2(b)(2);
(viii)            evidence that each employee of the Company not listed on Schedule 5.05(a) has been terminated;
(ix)            evidence of the payment of all Indebtedness as of the Closing Date  and lien releases, payoff letters and UCC-3 termination statements as may be necessary to evidence the release and   termination of all material Liens on any of the properties or assets of the Company, including evidence of termination and repayment of: (a) that certain Loan Agreement, dated as of March 9,   2010, by and between Bank of America, N.A. and the Company, as amended, together with evidence of the termination of any securities interests and the related filed UCC-3 termination   statement, and (b) those certain promissory notes payable by the Company to the Principals;
(x)            evidence that the covenant set forth in Section 5.11 hereof has been satisfied;
(xi)            executed consulting agreements between the Company and any employee or independent contractor other than a Continuing Employee or a Continuing Independent Contractor as is   requested by Parent; and
(xii)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by the Company and/or the   Securityholders under this Agreement.
Article III.

REPRESENTATIONS AND WARRANTIES OF
 COMPANY AND PRINCIPALS
The Company and Principals hereby represent and warrant to Parent and Merger Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent and Merger Sub, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the term "to the knowledge of the Company and the Principals" or words of comparable import, means facts or circumstances (i) within the actual knowledge of any of the Principals or the Company officers after having conducted a commercially reasonable inquiry, or (ii) which should reasonably be expected to be known or otherwise discovered by such individuals during the performance of their ordinary duties.
3.01.            Organizational Matters.

(a)                        Organization, Standing and Power to Conduct Business.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Company's business and operations or the character or location of the properties and assets owned by it and used in the Company's business and operations makes such qualification necessary, which jurisdictions are set forth on Schedule 3.01(a) and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes such qualification necessary, except where failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.

(b)            Charter Documents.  The Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and currently in effect (such instruments and documents, the "Charter Documents").  The Company is not in violation of any of the provisions of the Charter Documents.

(c)            Subsidiaries.  The Company does not own, hold or have any interest in any capital stock or other equity interests, or rights or obligation to acquire capital stock or other equity interests of any other Person.

(d)            Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of the Company.

3.02.            Capital Structure.

(a)                        Capital Stock.
(i)	As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock.
(ii)
At the date hereof, there are 6,799,165 shares of Company Common Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth on Schedule 3.02(a)(ii), and there are no other issued or outstanding shares of capital stock of the Company.  All of the issued and outstanding shares of capital stock of the Company are held beneficially and of record by the Stockholders set forth on Schedule 3.02(a)(ii) free and clear of all Liens. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.

(b)            Agreements.  Except as set forth on Schedule 3.02(d), there are no outstanding securities convertible into or exchangeable or exercisable for Company Common Stock or other equity interests or ownership interest of the Company, or options, warrants or other rights to acquire capital stock or other equity interest or ownership interests in the Company. The  Company Common Stock is not subject to any voting trust agreement or any other Contract relating to the acquisition (including rights of first refusal or preemptive rights), registration under the securities laws, voting, dividend rights or disposition.

(c)            Compliance with Laws.  All issued and outstanding shares of capital stock of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.  The shares of Company Common Stock outstanding have been validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights or similar rights.

(d)            Company Options.  Schedule 3.02(d) contains a true and complete list of all Company Options and the Option Holders.  The Company has no other stock option awards or other similar grants or awards outstanding.  The Company has provided Parent with true and complete copies of all agreements and awards granting Company Options. Other than the Closing Recipients, no other Person shall have any claim to any of the Total Consideration paid by Parent hereunder.

3.03.            Authority and Due Execution.

(a)                        Authority.  The Company and Principals have all requisite power and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company and/or any of the Principals are a party, and the consummation by the Company and the Principals of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and the Principals and no other proceedings on the part of the Company or the Principals are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or the Principals or to consummate the transactions contemplated hereby or thereby.

(b)            Due Execution.  This Agreement and each other Transaction Document to which the Company and/or any of the Principals are a party have been duly executed and delivered by the Company and Principals and, assuming due execution and delivery by Parent and the other parties hereto and thereto, constitute the valid and binding obligations of the Company and the Principals, enforceable against each of the Company and the Principals in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04.            Non-Contravention and Consents.

(a)                        Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document by the Company and/or the Principals, or to which such is a party does not, and the performance of this Agreement and each other Transaction Document by the Company and/or the Principals will not, (i) conflict with or violate the Charter Documents of the Company, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would become or constitute a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Contract.

(b)            Contractual Consents.  Except as set forth on Schedule 3.04(b), no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the Principals or the consummation of the transactions contemplated hereby or thereby.

(c)            Governmental Consents.  Other than the filing of the Certificate of Merger, no Consent of any Governmental Entity is required to be obtained or made by the Company or any of the Principals in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

3.05.            Financial Statements.

                        (a)            Attached as Schedule 3.05(a) are true and complete copies of (i) the Company's audited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of and for the year ended December 31, 2012, and (ii) the Company's unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of and for the year ended December 31, 2013 and the one-month period ended January 31, 2014 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the Company's GAAP consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein. The Company's GAAP is in accordance with GAAP, except as set forth on Schedule 3.05(a).

                       (b)            Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the ordinary course of business and not required under the Company's GAAP to be reflected in the Financial Statements, which in both cases, are not material to the financial condition or operating results of the Company, except as set forth on Schedule 3.05(b).  Except as set forth in the Financial Statements, the Company does not secure the guaranty or indemnification of any indebtedness of any other Person. For all periods covered by the Financial Statements, the Company has maintained books and records and a standard system of accounting established and administered in accordance with the Company's GAAP. The Company does not have any Personal Property, assets, accounts or monies owed subject to the unclaimed property laws of any state.

3.06.            Indebtedness.  The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected on Schedule 3.06.  Schedule 3.06 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof.  With respect to each item of Indebtedness, the Company is not in default, no payments are past due, and to the knowledge of the Company and the Principals, no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness.  The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person. As of the Closing Date, the Company will have repaid all Indebtedness.

3.07.            Litigation. There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Company and the Principals, threatened, against the Company, nor to the knowledge of the Company and the Principals is there any basis for any such claim, action, suit, proceeding, inquiry or investigation. There is no outstanding judgment, decree or order against the Company.  Schedule  3.07 lists all litigation that the Company has pending or threatened against other parties.

3.08.            Taxes.
(a)                        (i) All Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by the Company which are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (vi) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, and (vii) the Company is not liable for any Tax as a transferee or successor.

(b)            Schedule 3.08(b) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for the five taxable years ending prior to the Closing Date; indicates those Tax Returns that have been audited; indicates those Tax Returns that are currently the subject of audit; indicates those Tax Returns whose audits have been closed; and indicates those for which amendments were filed.

(c)            There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company.

(d)            Except as set forth on Schedule 3.08(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(e)            There are no Tax allocation, sharing or indemnity agreements or arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement.

(f)            The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes).  The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company as reflected on such Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Company for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Company.

(g)            Except as set forth on Schedule 3.08(g), none of the property of the Company is held in an arrangement that has been classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(h)            None of the property of the Company is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

(i)            The Company (or the Surviving Corporation, as successor to the Company by merger) will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Tax Authority with respect to any such taxable period.  The Surviving Corporation, as successor to the Company by merger, will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting or the cash method of accounting.

(j)            The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.  The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(k)            The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company (or any successor by merger) to take any action or to refrain from taking any action.  The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(l)            To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(m)            The Company has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any "reportable transaction" within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any "tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any "confidential corporate tax shelter" within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any "potentially abusive tax shelter" within the meaning of any predecessor to Treasury Regulations § 301.6112-1. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(n)            All payments by or to the Company comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation § 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company during the past five years.

(o)            The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(p)            There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

3.09.            Title to Property and Assets.

(a)                        The Company has good and marketable title to, or valid leasehold interests in, all Personal Property owned, held or used by the Company.  Such Personal Property constitutes all Personal Property necessary or used to conduct the business of the Company as it is presently conducted.  None of such Personal Property is owned by any other Person without a valid and enforceable right of the Company to use and possess such Personal Property.  None of such Personal Property is subject to any Lien of any nature whatsoever.

(b)            The Company does not own any real property, nor has the Company ever owned any real property.  Schedule 3.09(b) sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company (the "Leased Real Property"), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rent payable under any such lease.  The Company has delivered to Parent true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the "Lease Agreements").  The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the rights of the Company to the continued use and possession of the Leased Real Property.  To the knowledge of the Company and the Principals, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(c)            Schedule 3.09(c) lists all material items of equipment owned or leased by the Company.  Such equipment is adequate for the conduct of the business of the Company as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.

(d)            The Company has sole and exclusive ownership of, free and clear of any Liens, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company and their transaction of business with the Company.  No Person other than the Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by the Company.

3.10.            Intellectual Property.

(a)                        The Company owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the business of the Company as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party.  Except as set forth on Schedule 3.10(a), the Company has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)            Schedule 3.10(b) sets forth a true, correct and complete list of (i) each computer program (source code or object code) owned by the Company (collectively, the "Owned Software"), and (ii) each computer program (source code or object code) licensed to the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap or similar form of license) that is material to the business of the Company (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").  The Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens.  The Company is in possession of the source code and object code for each computer program included in the Owned Software.  The Company is in possession of the object code and user manuals (if any) for each computer program included in the Licensed Software.  No person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)            Schedule 3.10(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of the Company, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Company and (iii) all third-party patents, trademarks or copyrights including Licensed Software (collectively, "Third Party Intellectual Property Rights") that are incorporated in, are or form a part of any product or service offering of the Company, including products or service offerings that are currently under development, and the Company has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use of such Third Party Intellectual Property Rights by the Company, each of which is listed on Schedule 3.10(c).

(d)            To the knowledge of the Company and the Principals, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Company by any third party, including any employee or former employee of the Company.  To the knowledge of the Company and the Principals, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Company or by any employee of the Company.  There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by the Company or, to the knowledge of the Company and the Principals, by any employee or former employee of the Company.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)            The Company is not, or as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of any transaction contemplated hereby or thereby, will not be, in material breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(f)            All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting.  The Company (i) has not been sued in any action, suit or proceeding that involves, nor has it otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)            The Company has secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of the Company of the rights to such contributions that are not already owned by the Company by operation of law.  Each of the Continuing Employees has duly executed the Company's standard form of Confidentiality, Invention and Non-Compete Agreement and standard form of Mutual Non-Disclosure Agreement applicable to the Company employees.  Each of the Continuing Independent Contractors have duly executed the Company's standard form of Independent Contractor Agreement and standard form of Mutual Non- Disclosure Agreement applicable to independent contractors.

(h)            The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Company not otherwise protected by patents, patent applications or copyright (collectively, "Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.  All use, disclosure, or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information or is otherwise lawful.

3.11.            Accounts Receivable.  Schedule 3.11 sets forth a list of all accounts receivable of the Company as of the date of this Agreement, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts, and all completed but unbilled services of the Company as of January 31, 2014 on a project-by-project basis.  All such accounts receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and have been determined in accordance with the Company's GAAP and consistent with the past practices of the Company as reflected in the Financial Statements.  None of such accounts receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Company has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim.  No material amount of such accounts receivable is contingent upon the performance by the Company of any obligation which will not have been performed by the Company prior to the Closing.  No agreement for deduction or discount with respect to any such accounts receivable has been made with any third party.  No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable. None of the Company's fixed fee projects with any customer is expected to result in a net loss to the Company which would require the Company to treat the underlying arrangement as a "loss contract" under GAAP, except as set forth on Schedule 3.11 and to the extent the estimated loss from such arrangement is reflected in the Estimated Closing Date Balance Sheet.

3.12.            Compliance; Permits.

(a)                        Compliance.  The Company is not in conflict with, or in default or in violation of, any Applicable Laws which would result in a Company Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of the Company and the Principals, has been threatened, against the Company.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon the Company.

(b)            Permits.  The Company holds, to the extent required by Applicable Law, all Permits for the operation of the business of the Company as presently conducted.  Schedule 3.12(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of the Company and the Principals, threatened, and the Company is in compliance in all material respects with the terms of such Permits.

3.13.            Brokers' and Finders' Fees.   Except for the fees, expenses and costs of KPMG Corporate Finance LLC, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

3.14.            Restrictions on Business Activities.  The Company has not entered into any agreement under which the Company is, or Parent, the Surviving Corporation, or any of their respective subsidiaries after the Closing would reasonably be expected to be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

3.15.            Employment Matters.

(a)                        To the knowledge of the Company and the Principals, no Continuing Employee or Continuing Independent Contractor has any plan or intention to terminate employment with the Company.  Schedule 3.15(a) contains a true and complete list of all persons employed by the Company, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth on Schedule 3.16), a list of other terms of any and all material agreements between the Company and such person affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person's return to work from such inactive or leave status.

(b)            To the knowledge of the Company and the Principals, no employees of the Company are party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the business of the Company, the Surviving Corporation or the performance by any of the Continuing Employees of their duties for the Surviving Corporation.

(c)            None of the employees of the Company is represented by a labor union, and the Company is not subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against the Company pending or, to the knowledge of the Company and the Principals, threatened.

(d)            Neither the Company nor, to the knowledge of the Company and the Principals, any employee or representative of the Company has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company pending or, to the knowledge of the Company and the Principals, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including charges of unfair labor practices or discrimination complaints.

(e)            To the knowledge of the Company and the Principals, none of the Continuing Employees has, within the last five years, been convicted of or plead guilty to any crime constituting a felony or involving dishonesty, false statement, theft, fraud, or sexual misconduct.

3.16.            Employee Benefit Plans.

(a)                        Schedule 3.16 lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or is a participating employer (collectively, the "Company Benefit Plans").  With respect to each Company Benefit Plan, the Company has delivered to Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports (including any estimates of retiree medical liabilities), the most recent PBGC Form 1 and all related trust agreements, insurance contracts and other funding agreements associated with such Company Benefit Plan.

(b)            With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any ERISA Affiliate would be subject to any material liability under ERISA, the Code or any other Applicable Law.

(c)            Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws.  Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d)            Except as set forth on Schedule 3.16(d), all required reports, descriptions and disclosures have been filed or distributed appropriately with respect to each Company Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan that is a group health plan.

(e)            All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Company Benefit Plan (or related trust or held in the general assets of the Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan or accrued in accordance with the past custom and practice of the Company and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

(f)            Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status.

(g)            The Company has no obligations with respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA and no Company Benefit Plan sponsored, maintained or contributed to by the Company or any ERISA Affiliate within the six years prior to the Closing is or has been subject to Title IV of ERISA.

(h)            Each trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code that is part of any Company Benefit Plan satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such exempt status.

(i)            Neither the Company nor any ERISA Affiliate maintains or contributes to, nor has the Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by the Company or an ERISA Affiliate.

(j)            Neither the Company nor any ERISA Affiliate, nor to the knowledge of the Company and the Principals, any employee or representative of the Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan.  Neither the Company nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(k)            There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(l)            With respect to each Company Benefit Plan that the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:
(i)
There have been no Prohibited Transactions with respect to any such Company Benefit Plan that would subject the Company or any ERISA Affiliate to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii)
Neither the Company nor any ERISA Affiliate (by way of indemnification, directly or otherwise) nor, to the knowledge of the Company and the Principals, any Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii)
No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company and the Principals, threatened, and to the knowledge of the Company and the Principals, there is no basis for any such action, suit, proceeding, hearing or investigation.

(iv)	Neither Parent nor the Company has or will have after the Closing Date any liability relating to any Employee Benefit Plan maintained by an ERISA Affiliate except the Company Benefit Plans.
(m)            Neither the Company nor any ERISA Affiliate contributes to or has ever contributed to any multiple employer plan or Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(n)            Except as set forth on Schedule 3.16(n), the execution of this Agreement and any other Transaction Document by the Company and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any ERISA Affiliate.  There is no contract, agreement, plan or arrangement with an employee to which the Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

3.17.            Environmental Matters.

(a)                        The Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of the Company and the Principals, threatened) by any person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  The Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b)            To the knowledge of the Company and the Principals, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)            All properties and equipment used in the business of the Company are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.

(d)            The Company has provided to Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Company and its operations and activities including the Leased Real Property and all correspondence on substantial environmental matters relating to the Company and its operations and activities including the Leased Real Property.

3.18.            Material Contracts.  Schedule 3.18 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  To the knowledge of the Company and the Principals, each of the Material Contracts is in full force and effect.  Each of the Material Contracts is valid and enforceable against the Company and, to the knowledge of the Company and the Principals, against each other party thereto. The Company is not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Material Contract by the Company or, to the knowledge of the Company and the Principals, by any other party thereto.  The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. Other than for obtaining the required consents identified in Schedule 3.04(b), the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract.  The Company has provided Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

3.19.            Insurance.  The Company has made available to Parent true and complete copies of all policies of insurance of the Company currently in effect, a list of which is attached as Schedule 3.19. All of the policies relating to insurance maintained by the Company (or any comparable policies entered into as a replacement thereof) are in full force and effect and the Company has not received any notice of cancellation with respect thereto. The Company does not have any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements.  All claims under any such policy or bond have been duly and timely filed.  Schedule 3.19 describes any self-insurance arrangements affecting the Company.

3.20.            Transactions with Related Parties. No employee, officer or director, nor any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than five percent (5%) of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company).  Except as set forth on Schedule 3.20 (the "Related Party Transactions"), no officer, director or stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company or any of their Affiliates.  The Related Party Transactions were each entered into on an arm's-length basis on terms no less favorable to the Company than any Contract entered into by the Company with persons other than an officer, director or stockholder of the Company, or any member of his or her immediate family.

3.21.             Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other official corporate actions of the stockholders and board of directors (including committees thereof) of the Company.  The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.  True and complete copies of the minute books and the stock ledger of the Company have been made available to Parent. The original minute books and stock ledger will be delivered to Parent at the Closing.

3.22.            Absence of Changes. Since December 31, 2012, the Company has conducted its business in the ordinary course and, without limiting the generality of the foregoing, there has not been any Company Material Adverse Effect since such date, and, to the knowledge of the Company and the Principals, no fact or condition specific to the Company exists since such date which would reasonably be expected to have a Company Material Adverse Effect.  Additionally, since December 31, 2012, to the knowledge of the Company and the Principals, there has not occurred, and the Company has not incurred or suffered, any event, circumstances or fact that materially impairs the Company's assets.

3.23.            Product Warranties; Services.
Schedule 3.23 sets forth (a) a description of the written warranties, if any, with respect to the products or services of the Company, (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of the Company's customers with respect to products or services provided to such customer by the Company prior to the date of this Agreement, and (c) the status of any work performed by the Company to satisfy any such claims.  The Company has no knowledge of any specific facts that would reasonably be expected to give rise to any warranty liabilities in the future.  All warranties of the Company with respect to the products and services provided by the Company are set forth on Schedule 3.23 and the Company has made no oral warranties.
3.24.            Customers and Suppliers.

(a)                        Schedule 3.24 lists the Company's customers for the fiscal year ended December 31, 2013 and for the one-month interim period ended January 31, 2014 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  The Company has a fully executed contract or other evidence of agreement to material terms with each such customer. Except as set forth on Schedule 3.24, the Company is not engaged in any material dispute with any current customer, to the knowledge of the Company and the Principals, no event or condition exists which would reasonably be likely to result in such a dispute, and no such customer has notified the Company within the past 12 months that it intends to terminate or reduce its business relations with the Company; provided, however, that the Company makes no representation or warranty, express or implied, that any such customer will remain as a customer of the Surviving Corporation after the Closing Date or will not terminate or reduce its business relations with the Surviving Corporation after Closing.

                      (b)                        Schedule 3.24 lists the Company's material vendors for the fiscal year ended December 31, 2013 and for the one-month interim period ended January 31, 2014.  The Company is not engaged in any material dispute with any current vendor, to the knowledge of the Company and the Principals, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified the Company in the past 12 months that it intends to terminate or reduce its business relations with the Company; provided, however, that the Company makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of the Surviving Corporation after the Closing Date or will not terminate or reduce its business relations with the Surviving Corporation after Closing.

                     (c)                        Schedule 3.24(c) lists all Backlog of the Company as of the date of the Agreement, on a customer-by-customer basis.

3.25.            Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company and/or any Principal is a party nor any report, certificate or instrument furnished to Parent in connection with the transactions contemplated in this Agreement or any other Transaction Document to which the Company and/or any Principal is a party, when read together, contains any material omission or untrue statement of a material fact.

Article IV.

REPRESENTATIONS AND WARRANTIES
 OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained below are true and correct, except as set forth in the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent and Merger Sub to the Company, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.
4.01.            Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.02.            Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or Merger Sub or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document to which Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and the other parties hereto and thereto, constitute the valid and binding obligations of Parent or Merger Sub enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03.            Non-Contravention and Consents.
(a)                        The execution and delivery of this Agreement and each other Transaction Document by Parent and Merger Sub does not, and the performance of this Agreement and each other Transaction Document by Parent and Merger Sub will not, (i) conflict with or violate the Parent's or the Merger Sub's Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become or constitute a default) under, or impair the rights of Parent or Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent's or the Merger Sub's assets or properties pursuant to, any obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound.

(b)            Except for any Consent required under Parent's credit facility, no Consent under any agreement to which Parent or Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated hereby or thereby.
(c)            Except for the filing of the Certificate of Merger, no Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated hereby or thereby.

4.04.            Litigation. As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub relating to the transactions contemplated by this Agreement or any other Transaction Document to which Parent or Merger Sub is a party.

4.05.            Parent Common Stock.  The shares of Parent Common Stock issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

4.06.            Brokers' and Finders' Fees. Except for the fees, expenses and costs of M&A Securities Group, Inc., for which Parent shall be solely responsible, neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Parent or Merger Sub is a party or any transaction contemplated hereby or thereby.

4.07.            Reports. Parent has timely made all filings required to be made by it with the United States Securities and Exchange Commission ("SEC") since December 31, 2011 (such filings, the "Parent SEC Filings").  As of their respective dates, the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Parent at or before the date of this Agreement but which has not been so publicly announced or disclosed.

4.08.            Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which Parent and/or Merger Sub is a party nor any report, certificate or instrument furnished to the Company or Principals in connection with the transactions contemplated in this Agreement or any other Transaction Document to which Parent and/or Merger Sub is a party, when read together, contains any material omission or untrue statement of a material fact.

Article V.

COVENANTS
5.01.            Regulatory Matters.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Parent (or Merger Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub, and the Company, as the case may be, from or delivered by any of the foregoing to or from, any Governmental Entity in respect of the transactions contemplated hereby.

5.02.            Securities Matters.
(a)                        Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Principals pursuant to this Agreement are intended to be issued pursuant to the "private placement" exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and the Company and Principals agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such private placement exemption. Parent agrees to provide reasonable cooperation to the Principals to facilitate the removal of legends affixed to the shares of Parent Common Stock to be issued to the Principals pursuant to this Agreement subject to the conditions and requirements of federal and state securities laws and the Transaction Documents.

(b)            During the one-year period following the Closing Date, Parent shall (i) use its Commercially Reasonable Efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Parent Common Stock for trading on The Nasdaq Global Select Market and (ii) furnish to any Principal upon written request, a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act.

5.03.            Tax Matters.

(a)                        Pre Closing Tax Returns.  The Representative shall prepare or cause to be prepared consistent with past practices all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date ("Pre-Closing Tax Returns").  No later than 30 days prior to the due date (including extensions thereof) for filing any such Pre-Closing Tax Return, the Representative shall deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Parent for its review.  Parent may submit to the Representative, not later than 10 days from the receipt of such Pre-Closing Tax Return, a list of any components of such Pre-Closing Tax Return with which Parent disagrees.  In the event a notice of dispute is timely delivered to the Representative by Parent, Parent and the Representative shall thereafter for a period of five days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.12; provided, that the Arbitrating Accountant shall render its written decision no later than two days prior to the due date for filing such Pre-Closing Tax Return.  The Representative will cause such Pre-Closing Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to Parent.  Not later than five days prior to the due date for payment of Taxes with respect to any such Pre-Closing Tax Return, the Principals shall pay (without duplication) to Parent the amount of any Parent Indemnified Taxes with respect to such Pre-Closing Tax Return.

(b)            Straddle Period Tax Returns.  With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, the Representative shall cause such Tax Return to be prepared consistent with past practices.  Not later than 30 days prior to the due date (including extensions thereof) of each such Tax Return, the Representative shall deliver a copy of such Tax Return to Parent together with a statement of the amount of Parent Indemnified Taxes with respect to such Tax Return.  The Parent may submit to the Representative, not later than 10 days from the receipt of such Tax Return, a list of any components of such Tax Return with which Parent disagrees.  In the event a notice of dispute is timely delivered to the Representative by Parent, the Representative and Parent shall thereafter for a period of five days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.12; provided, that the Arbitrating Accountant shall render its written decision no later than two days prior to the due date for filing such Tax Return.  Parent will cause such Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to the Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Principals shall pay (without duplication) to Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.
(c)            Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i)
in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each period;

(ii)
in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii)
in the case of any Taxes, determined after taking into account the full benefit of any available loss incurred on or prior to the Closing Date, including any loss that may be carried forward from a prior taxable year under applicable tax law.

(d)            Tax Proceedings.  Parent and the Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a "Tax Proceeding") with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or resulting from the Merger.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Representative and Parent further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Principals, Parent, the Company (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 6.04.

(e)            Amended Tax Returns.  Parent shall not file, without the written consent of the Representative, which will not be unreasonably withheld, any amended Tax Return that includes the Company for any Straddle Period or taxable period ending on or prior to the Closing Date if such amendment would have the effect of materially increasing the amount of Parent Indemnified Taxes for which the Principals are liable to indemnify the Parent Indemnified Persons.

(f)            Pre-Closing Tax Refunds.  Any refund of, or offset against, the Tax of the Company received by Parent after the Closing Date which is attributable to (i) the portion of a Straddle Period for which the Principals have made a payment of Parent Indemnified Taxes or (ii) a taxable period ending on or prior to the Closing Date and which is not reflected on the Closing Date Statement, net of any reasonable costs or expenses incurred after the Closing Date in procuring such refund or offset, shall be paid to the Representative for the benefit of the Closing Recipients within five business days after receipt by Parent of such refund or offset.

(g)            No Tax Election. On or before the Closing, the Company shall not make any Tax election, or settle or compromise any federal, state, local or foreign Tax liability or file or amend any Tax Return.

(h)            Transfer Taxes.  The Principals shall pay all state and local transfer, sales, use, stamp, registration or other similar Taxes (the "Transfer Taxes") resulting from the transactions contemplated by this Agreement or any other Transaction Document.

(i)            Continuing Employee Payments. With respect to any payment made to a Continuing Employee pursuant to the terms of Section 2.10(d) on account of such Continuing Employee remaining employed by Parent or the Surviving Corporation as of the date of such payment, the Representative and Parent agree to treat any such payment for income tax purposes as follows: (a) Parent or its Affiliates (including, without limitation, the Surviving Corporation) shall be entitled to claim the full deduction on account of the making of such cash payment during the appropriate post-Closing taxable period of Parent or its Affiliates and (b) such cash payment shall be treated as paid by Parent directly to such Continuing Employee.

(j)            Allocation. Parent, Merger Sub, the Company and each of the Principals agree that for all income tax purposes, that no more than $1,500,000 of the Total Consideration in the aggregate (i.e., $300,000 per Principal) shall be allocated to the covenants not to compete set forth in the Stock Restriction and Non-Compete Agreements to be executed and delivered by each Principal. Parent will notify Representative of the final allocation (the "Allocation Statement") attributable to such covenants not to compete and such parties shall be bound by such allocation, shall prepare and file all Tax Returns required to be filed with any Tax Authority in a manner consistent with the Allocation Statement and shall take no position inconsistent with the Allocation Statement in any Tax Return, any proceeding before any Tax Authority or otherwise (in each case, unless required to do otherwise pursuant to a "determination" as defined in Section 1313 of the Code (a "Determination")).  In the event that the Allocation Statement is disputed by any Tax Authority, the Person receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.  Each of Parent, Merger Sub, the Company and the Principals shall cooperate in the preparation and timely filing of Form 8594 and any comparable state or local forms or reports.

(k)            Net Operating Losses.  Parent, Merger Sub, the Company and each of the Principals agree that if, on or after the Closing Date, Parent confirms the existence of a net operating loss carryback and carryforward  resulting from a taxable period ending on or prior to the Closing Date, which may be used by Parent to receive a refund of, or offset against, the Tax of the Company and/or Parent,  Parent shall pay to the Closing Recipients, pro rata, an amount equal to 50% of the amount of such net operating loss carryback and carryforward tax benefit (based upon a tax rate of 35%), if any, after completion of the Company's stub period return for the period from January 1, 2014 through the Closing Date within ten business days of filing the stub period return.

5.04.            Tax Documentation. As a condition to each Closing Recipient's receipt of any of the Total Consideration, such Closing Recipient shall be required to provide with the transmittal letter a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) (collectively, "Tax Reporting Documentation"). The Representative and each Principal understands that if such Tax Reporting Documentation is not provided, Parent or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of the Total Consideration or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

5.05.            The Company Employees and Independent Contractors.  Parent will offer employment by Parent as of and following the Closing Date to each person listed on Schedule 5.05(a) as a continuing employee (the "Continuing Employees"), subject to satisfying the same conditions and qualifications applicable to all new employees of Parent (including but not limited to passing any reasonable criminal background check). Schedule 5.05(a) shall also include a list of each employee that is not a Continuing Employee.  Parent will offer to enter into Parent's standard Contractor Services Agreement with each independent contractor listed on Schedule 5.05(b) (the "Continuing Independent Contractors").  It shall be a condition to the employment of each such Continuing Employee with Parent that such person execute and deliver to Parent a Confidentiality and Intellectual Property Assignment Agreement  substantially in the form of such Agreement annexed hereto as Exhibit B and a condition to the contractual arrangement of each Continuing Independent Contractor with Parent that such person execute and deliver to Parent a Contractor Services Agreement substantially in the form of such Agreement annexed hereto as Exhibit C.  Prior to the Effective Time, the Company shall terminate the employment of any employee of the Company who is not listed as a Continuing Employee on Schedule 5.05(a).

5.06.            Employee Benefit Plans.

(a)                        From and after the Effective Time, all Continuing Employees shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliate's employees in the United States.  Parent shall take as promptly as reasonably practical after the Closing Date, and to the extent permitted by Parent's benefit programs, such reasonable actions as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs that, in the aggregate, are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms.  Pending such action, Parent shall maintain the effectiveness of the Company's benefit plans, except as otherwise provided herein.

(b)            With regard to Continuing Employees' participation in Parent's benefits programs, Continuing Employees shall be given credit for their years of service rendered to the Company and its ERISA Affiliates or their predecessors for purposes of eligibility and vesting in the Parent's benefit programs.

5.07.            Publicity.  Parent, Merger Sub, the Company, and the Principals agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know.  In addition, the parties acknowledge that Parent, as a publicly-held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon such disclosure.  Except as otherwise required by law or the rules of The Nasdaq Global Select Market and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub, or the Company shall, or shall permit any of their respective subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

5.08.            Indemnification. Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company indemnification equivalent to that provided by the Charter Documents of the Company and the DGCL as provided for as of the Closing Date or the date hereof, with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring before the Effective Time which have not been resolved prior to the sixth anniversary, until such matters are finally resolved); provided that the amount of such indemnification shall not exceed the maximum amounts payable to such directors or officers of the Company under the Company's directors and officers insurance policy in effect immediately prior to the Effective Time; and provided further, the Company shall not be required to provide any indemnification to any officer or director if such indemnification would be related to any claim pursuant to this Agreement or the Transaction Documents brought by the Company against any officer or director of the Company. To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification.  In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other person and Parent shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section  5.08.

5.09.            Stock Restriction Agreements.  Parent Common Stock received by the Principals pursuant to ARTICLE II herein will be subject to restrictions on transfer as set forth in the Stock Restriction and Non-Compete Agreement, each to be attached as appropriate as an exhibit to the Letter of Transmittal to be delivered by Parent to each Principals.

5.10.            Tail Insurance.  Prior to the Closing Date, the Representative shall obtain on behalf of the Company a tail insurance policy under the Company's errors and omissions policy in form and amounts reasonably agreed to by Parent, and provide evidence thereof to Parent. The costs and expense of such policy shall be deemed an expense incurred by the Company in connection with this Agreement and the transactions contemplated hereby and subject to indemnification of Parent Indemnified Persons by the Principals pursuant to Section 6.01(a)(iv).

5.11.            Termination of Stockholders' Agreement.  Prior to the Closing Date, the Principals shall terminate that certain Stockholders' Agreement between the Principals and the Company, dated as of May 7, 2009 and terminate or transfer the related key man life insurance to the individual beneficiaries of such insurance and provide evidence thereof to Parent.
Article VI.

INDEMNIFICATION

6.01.            Agreement to Indemnify. Following the Closing and subject to the limitations set forth herein,

(a)            the Principals shall severally in accordance with their Applicable Percentages indemnify and agree to defend and hold harmless (as may be limited for each Principal as set forth herein) Parent and the Surviving Corporation (and their respective Affiliates, officers, directors, employees, representatives and agents) ("Parent Indemnified Persons" and, singularly, a "Parent Indemnified Person") against and in respect of any and all Damages, by reason of or otherwise arising out of:
(i)	Parent Indemnified Taxes;
(ii)	any amount Parent is entitled to claim as Damages calculated in accordance with Section 2.11(c);
(iii)
any claim by a Securityholder or former securityholder of the Company, or any other Person, against the Company or any of its Affiliates or their respective officers, directors, employees or agents, based upon any rights of a securityholder (other than the right of the Closing Recipients to receive the Total Consideration pursuant to this Agreement), including appraisal rights (to the extent greater in amount than the consideration payable under this Agreement to any such person) under the applicable provisions of any option, preemptive rights or rights to notice or to vote;

(iv)
any expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which are not paid by the Company prior to the Closing and which are not reflected on the Closing Date Statement, including, without limitation, any and all fees, expenses and costs payable to KPMG Corporate Finance LLC;

(v)	any liabilities, obligations or expenses resulting from or arising with respect to incidents occurring before the Effective Time, regardless of when the claim is made; or
(vi)	a breach of a representation, warranty or covenant contained in this Agreement made by the Company or Principals;
provided that, the Parent Indemnified Persons will not be entitled to indemnification pursuant to this Section 6.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Parent Indemnified Persons exceeds $125,000 (the "Parent Indemnification Basket"), in which case Parent Indemnified Persons will be entitled  to indemnification for the full amount of such Damages; provided, further, that the Parent Indemnification Basket shall not apply to any claim for indemnification based on items (i), (ii), (iii), (iv) and (v) above or any claim for indemnification under item (vi) above to the extent such claim relates to a breach of representation, warranty or covenant under Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.08, Section 3.09, Section 3.11,  Section 3.13, or Section 3.17 (such representations, warranties and covenants, the "Fundamental Representations").

(b)            Parent shall indemnify, defend and hold harmless the Principals and their respective affiliates, representatives and agents (the "Principal Indemnitees") against and in respect of any and all Damages by reason of or otherwise arising out of a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement; provided, that, the Principal Indemnitees will not be entitled to indemnification pursuant to this Section  6.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Principal Indemnitees exceeds $125,000, in which case the Principal Indemnitees will be entitled to indemnification for the full amount of such Damages.

6.02.            Survival of Indemnity.  The representations, warranties and covenants and indemnification obligations of the Company and each Indemnifying Party pursuant to Section 6.01 shall survive the Closing for a period of 24 months after Closing, except for Damages arising out of Parent Indemnified Taxes or a breach of any of the representations, warranties or covenants under the Fundamental Representations, each of which shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations, and any claims for indemnification in accordance with this ARTICLE VI with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration, if applicable, of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

6.03.            Additional Provisions.

(a)                        Limitations on Indemnified Amounts of the Principals.  In no event shall the aggregate indemnity obligations of any Principal, other than with respect to a breach of a Fundamental Representation, exceed an amount equal to the product of the Applicable Percentage attributable to such Principal multiplied by $15,000,000. The liability of the Principals for indemnification under this ARTICLE VI by reason of or arising out of any breach by the Company or Principals of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(b)            Limitations on Indemnified Amounts of Parent.  In no event shall Parent's aggregate indemnity obligations exceed $15,000,000.  The liability of Parent for indemnification under this ARTICLE VI by reason of or arising out of any breach by Parent or Merger Sub of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by the Company or Principals of the books, records or operations of Parent or Merger Sub.

(c)            Satisfaction of Indemnification Obligations.  Parent and Merger Sub agree that all Damages shall be satisfied as follows:

(i)	(i) First, from the Escrow Account in accordance with Section 7 of the Escrow Agreement; and
(ii)	(ii) Second, against the Principals severally subject to the maximum potential indemnification obligation of the Principals as provided in Section 6.03(a).
(d)            No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE VI (including the provisions of paragraphs (a), (b) or (c) of this Section 6.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(e)            Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud, the indemnification accorded by this ARTICLE VI shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE VI in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate on the earlier of the terms of such covenant or the expiration of the applicable statutes of limitations.

(f)            Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE VI, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

6.04.            Claim Notice; Definitions; Third Party Claim Procedures.

(a)                        Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a "Claim Notice") of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE VI, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VI for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Parent, Merger Sub, the Company and the Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Account.

(b)            Procedure.  The Indemnified Party will tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 6.04(b)) to the Indemnifying Party.  If (i) the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 6.04(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE VI; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30 day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the "Non-Control Party") shall be required by an Indemnifying Party controlling the litigation to (and no such Indemnifying Party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have a material adverse effect on the Indemnified Party's business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice.  All expenses (including attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE VI shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE VI, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 6.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

Article VII.

 REPRESENTATIVE

7.01.                          Authorization of the Representative. The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents excluding the Stock Restriction and Non-Compete Agreements, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this ARTICLE VII and in the Escrow Agreement, which shall include the full power and authority:

(a)            to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in ARTICLE VI and this ARTICLE VII;

(b)            to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents excluding the Stock Restriction and Non-Compete Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents excluding the Stock Restriction and Non-Compete Agreements;

(c)            as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document excluding the Stock Restriction and Non-Compete Agreements and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts pursuant to ARTICLE II and (B) indemnification claims pursuant to ARTICLE VI; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with ARTICLE II and ARTICLE VI and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, or any other Person, against the Representative and/or the Escrow Account, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under ARTICLE II or ARTICLE VI or under the Escrow Agreement; (vii) assume, on behalf of all of Securityholders, the defense of any claim that is the basis of any claim asserted under ARTICLE II or ARTICLE VI or under the Escrow Agreement; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

(d)            to enforce payment from the Escrow Account and of any other amounts payable to Securityholders, in each case on behalf of Securityholders, in the name of the Representative;

(e)            to authorize and cause to be paid out of the Escrow Account the full amount of any indemnification claims in favor of any Parent Indemnified Person pursuant to ARTICLE VI and also any other amounts to be paid out of the Escrow Account pursuant to this Agreement and the Escrow Agreement;

(f)            to cause to be paid from the Escrow Account to the Principals in accordance with ARTICLE II any Escrow Distributions;

(g)            to waive or refrain from enforcing any right of any Securityholder and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document excluding the Stock Restriction and Non-Compete Agreements; and

(h)            to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in his sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents excluding the Stock Restriction and Non-Compete Agreements.

Parent and the Surviving Corporation shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders.  Neither Parent nor the Surviving Corporation (a) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.
The grant of authority provided for in this Section 7.01 (i) is coupled with an interest and is being granted, in part, as an inducement the Company, Principals, Parent and Merger Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholders and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Account.
7.02.                          Compensation; Exculpation; Indemnity.

(a)                        The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)            In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents related thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, unless by the Representative's gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder unless by the Representative's gross negligence or willful misconduct.  Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to the  Company, Principals, Securityholders, Parent or Merger Sub or any other Person.

(c)            Each Securityholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under ARTICLE II of this Agreement, which indemnification shall be paid by such Securityholders pro rata in accordance with the portion of the aggregate amounts received by such Person under ARTICLE II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against the Representative that arise from the Representative's gross negligence or willful misconduct, including the willful breach of this Agreement or the Escrow Agreement.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof.  In the event of any indemnification under this Section 7.02(c), each Securityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.

(d)            All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.
Article VIII.

 GENERAL PROVISIONS

8.01.                          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, via electronic mail, or via facsimile (with confirmation from recipient), three days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)            if to Parent, Merger Sub, or the Surviving Corporation, to:

 Perficient, Inc.
520 Maryville Centre Drive, Suite 400
St. Louis, Missouri 63141
Attn: Paul E. Martin, Chief Financial Officer
Phone: 314.529.3600
Facsimile: 314.529.3640
E-mail: paul.martin@perficient.com

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention:  Michele C. Kloeppel
Phone:  314.552.6170
Facsimile:  314.552.7170
E-mail: mkloeppel@thompsoncoburn.com

(b)            if to the Representative or the Principals, to:

Robert Shinbrot
112 Candido Court
Manalapan, NJ 07726
Phone:   908.770.5821
Email:    rshinbrot@forwardthinkgroup.com

with a copy (which shall not constitute notice) to:

Kaufmann Gildin & Robbins, LLP
767 Third Avenue, 30th Floor
New York, New York 10017
Phone:   (212) 755-3100
Facsimile: (212) 755-3174
Email:   myamin@kaufmanngildin.com
Attn: Michael G. Yamin, Esq.

8.02.                          Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.03.                          Counterparts and Facsimile Execution.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature delivered electronically or by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

8.04.                          Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.05.                          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.
(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI OR THE COURTS OF THE STATE OF MISSOURI LOCATED IN THE COUNTY OF ST. LOUIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(c).

8.06.                          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.07.                          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent may assign this Agreement and its rights, interests and obligation hereunder, to any party that acquires substantially all of the assets of Parent and provided, further, Parent shall remain responsible for performance of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto and the Securityholders any rights or remedies hereunder.

8.08.                          Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.09.                          Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.10.                          Amendment. This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, provided that no amendment shall be made which by applicable law requires further approval by a party's stockholders without such further approval.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.
PARENT:
 Perficient, Inc.
By: /s/  Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

MERGER SUB:
Garden MS Co.

By: /s/  Paul E. Martin
Name: Paul E. Martin
Title: Secretary

COMPANY:
ForwardThink Group Inc.

By : /s/ Robert Shinbrot
Name: Robert Shinbrot
Title: President

PRINCIPALS:

/s/ Robert Shinbrot
Robert Shinbrot

/s/ Nicholas Trentalange
Nicholas Trentalange

/s/ Hemant Jaiswal
Hemant Jaiswal

/s/ Jeffrey Davidson
Jeffrey Davidson

/s/ Sanjay Balan
Sanjay Balan

REPRESENTATIVE:

/s/ Robert Shinbrot
Robert Shinbrot